Exhibit 23.1

The Board of Directors

InfraREIT, Inc.:

We consent to the use of our report dated March 18, 2015, with respect to the balance sheets of InfraREIT, Inc. as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference in the prospectus.

/s/ KPMG LLP

Dallas, Texas

December 8, 2015